Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152700

Prospectus Supplement No. 2 to

Prospectus Dated May 18, 2009

Tree.com, Inc.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement no. 2 supplements and amends information in the prospectus dated May 18, 2009, as supplemented and amended by prospectus supplement no. 1 dated November 10, 2009 (together, the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Reports on Form 8-K dated December 10, 2009 and December 18, 2009 (other than the portions of such documents furnished to the Securities and Exchange Commission but not deemed to have been “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended).

As indicated under “Risk Factors” on page 2 of the Prospectus, in reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks beginning on page 6 of our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008, as supplemented by the risks beginning on pages 45, 55 and 55, respectively, of our Quarterly Reports on Form 10-Q for the Quarterly Periods ended March 31, June 30 and September 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is January 5, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On December 10, 2009, Tree.com, Inc. (the “Company”) committed to a restructuring plan in which it will reorganize certain processes and eliminate certain duplicative cost structures, principally combining the Company’s call center functions into one centrally managed organization and reducing redundant network and corporate staff roles.  The Company anticipates that it will incur restructuring charges of approximately $6.1 million in the fourth quarter of 2009 and that actions related to this restructuring plan will be substantially completed by the end of the first quarter of 2010.  The expected restructuring charge will include approximately $1.9 million for termination benefits to be paid in the fourth quarter of 2009 and the first quarter of 2010, $3.1 million for remaining rent obligations, net of expected sub-lease income, which will be paid through June 2015 and approximately $1.0 million related to the write-off of assets that will be taken out of service as a result of the restructuring.  As a result of this plan, the Company expects to decrease annualized compensation costs by approximately $5.5 million and facilities and overhead costs by $3.0 million commencing in 2010.

This Item 2.05 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In general, the use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements related to the nature of the Company’s restructuring plan, the timing of the implementation of the restructuring plan, the amount of the restructuring charge to be incurred in connection with the restructuring plan, and the cost savings expected to result from the restructuring plan.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included in this report for a variety of reasons, including, among others, the risk factors described in our Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and in our Quarterly Reports for the fiscal quarters ended March 31, June 30 and September 30, 2009. Other unknown or unpredictable factors that could also adversely affect the Company’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this report may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Company management as of the date of this report.  The Company does not undertake to update these forward-looking statements.

Item 7.01.              Regulation FD Disclosure.

On December 10, 2009, the Company issued a press release announcing revenue and earnings guidance for its fiscal year ending December 31, 2010.  A copy of the press release is furnished as Exhibit 99.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99	Press Release dated December 10, 2009

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 16, 2009

TREE.COM, INC.

By:	/S/ MATTHEW PACKEY
Matthew Packey
Senior Vice President and
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit	Description

99	Press Release dated December 10, 2009

4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As described in Item 2.03 below, on December 18, 2009, Home Loan Center, Inc. (“HLC”), a subsidiary of Tree.com, Inc. (the “Registrant”), entered into an amendment to its existing $50.0 million committed warehouse line of credit with PNC Bank, National Association (as successor to National City Bank).  The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 18, 2009, HLC entered into an amendment to its existing $50.0 million committed warehouse line of credit with PNC Bank, National Association (as successor to National City Bank).  The amendment to the warehouse line is to be effective as of December 29, 2009 and extends the termination date from December 29, 2009 to April 30, 2010.

The total commitment under this warehouse line will be (i) $50.0 million through January 14, 2010, (ii) $40.0 million from January 15, 2010 through February 14, 2010 and (iii) $35.0 million from and after February 15, 2010.  No advances under the warehouse line may be requested or funded after March 31, 2010.  The amendment increases the applicable interest rate on borrowings to 30-day LIBOR plus 250 basis points.  The amendment does not modify any of the material financial or other covenants applicable to this warehouse line.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1

Third Amendment to Warehousing Credit Agreement, made and entered into as of December 18, 2009, and to be effective as of December 29, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 23, 2009

TREE.COM, INC.

By:	/S/ MATTHEW PACKEY
Matthew Packey Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1

Third Amendment to Warehousing Credit Agreement, made and entered into as of December 18, 2009, and to be effective as of December 29, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).